Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Coffee Holding Co., Inc. on Form S-8 [File No. 333-233065] of our report dated February 16, 2021, except for the effects of the restatement disclosed in Notes 3 and 10, as to which the date is March 16, 2023 with respect to our audit of the consolidated financial statements of Coffee Holding Co., Inc. as of October 31, 2020 and for each of the two years in the period ended October 31, 2020, which report is included in this Annual Report on Amendment No. 2 to Form 10-K of Coffee Holding Co., Inc. for the year ended October 31, 2020.

Our report on the consolidated financial statements refers to a restatement of the Company’s financial statements for the years ended October 31, 2020 and 2019 and a change in the method of accounting for leases during the year ended October 31, 2020 due to the adoption of the guidance in ASC Topic 842, Leases using the modified retrospective approach.

New York, NY

March 16, 2023

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